Exhibit 99.1

Ekso Bionics Reports Fourth Quarter and Year End 2015 Results

RICHMOND, CA – March 14, 2016 – Ekso Bionics Holdings, Inc. [OTCQB: EKSO], a robotic exoskeleton company, today reported financial results for the three and twelve months ended December 31, 2015.

Recent Highlights and Accomplishments

•	Appointed Thomas Looby as President and Interim Chief Executive Officer.

o	Tom joined Ekso in 2014 as Chief Marketing Officer and was promoted shortly thereafter to Chief Commercial Officer and President of the Company

•	Revenues of $1.9 for the fourth quarter of 2015, compared to $1.5 million for the same period in the prior year.

•	Entered into a definitive agreement with certain healthcare focused institutional investors for the sale of 15,000 shares of Series A Convertible Preferred Stock and warrants to purchase 14,851,486 shares of the Company’s common stock. The net proceeds to the Company from this offering were $13.9 million.

•	A randomized comparative clinical trial investigating the impact of treatment with the Ekso GT™ robotic device when compared to conventional physical therapy on stroke patients was initiated by a large rehabilitation center in Germany.

•	Shipped 15 units and converted 2 rental units to purchases in the fourth quarter, expanding the installed base to over 170 medical devices at over 115 customers.

•	Acquired the gravity balancing arm technologies of Equipois, LLC, which provides enabling technology to meet the Company’s long term goal of expanding its exoskeleton capabilities in the industrial market.

“We are pleased to report fourth quarter results that reflect the building momentum of our Ekso technology, which is still in early stages of commercialization. We had many accomplishments in 2015 that will fuel our success as we head into 2016,” said Max Scheder-Bieschin, Chief Financial Officer of Ekso Bionics.

“I am thrilled to lead Ekso Bionics and the amazing team that has built this Company into what it is today,” said Thomas Looby, Interim Chief Executive Officer of Ekso. “We continue to expand our operational efforts on multiple fronts – in both medical and industrial - with a strong focus on building clinical data and strengthening our relationships with our key opinion leaders and customers. We believe this work will provide us with knowledge and insights to ultimately expand our product into the home market. We are poised for an exciting year ahead and I look forward to working together to further drive commercialization as we strive to position Ekso Bionics as a new standard of care.”

Fourth Quarter 2015 Financial Results

Revenues for the fourth quarter of 2015 increased $0.5 million, or 31%, to $1.9 million compared to the same period in the prior year.

Medical device revenue increased $0.2 million, or 22%, to $1.1 million for the three months ended December 31, 2015 when compared to the same period in the prior year. This increase was primarily due to an increase in recognized revenue associated with higher medical device sales in 2015.

Engineering services revenue increased by $0.3 million, or 46%, to $0.8 million for the three months ended December 31, 2015 when compared to the same period in the prior year. This increase was primarily due to an increase in net revenue generating projects.

Gross profit for the fourth quarter 2015 was ($0.2) million compared to $0.6 million for the fourth quarter of 2014.

Operating expenses were $6.5 million for the fourth quarter of 2015 compared to $5.4 million in the fourth quarter of 2014. Excluding the impact of non-cash stock based compensation of $0.5 million and $0.3 million in the fourth quarter of 2015 and 2014, respectively, operating expenses were up 18% due primarily to increased headcount and additional research and development costs associated with the industrial business.

Full Year 2015 Financial Results

Revenues for 2015 increased by $3.4 million, or 63%, to $8.7 million compared to $5.3 million in the prior year.

Medical device revenue increased by $1.4 million, or 45%, to $4.3 million for 2015 compared to $2.9 million in the prior year. This increase was primarily due to a 50% increase in the recognition of revenue resulting from the amortization of deferred revenue associated with medical device sales.

Engineering services revenue increased by $2.0 million, or 83%, to $4.4 million for 2015 compared to $2.4 million in the prior year. This increase was primarily due to an overall increase in revenue generating projects.

Gross profit was $1.2 million for 2015 compared to $1.6 million for 2014.

Operating expenses were $22.7 million for 2015, compared to $18.4 million in 2014. The increase was primarily due to increased headcount, increased expenses associated with ramping up our marketing efforts and additional research and development cost associated with the industrial business.

Net loss applicable to shareholders in the fourth quarter was $9.3 million, or $0.09 per basic and diluted share. For the full year ended December 31, 2015, our net loss was $24.2 million, or $0.24 per basic share and $0.26 per diluted share.  Net loss applicable to shareholders in both periods included a non-cash preferred share deemed dividend of $4.7 million, partially offset by a non-cash gain of $2.5 million on the revaluation of a warrant liability.  Both non-cash items were associated with the equity financing in December 2015.

Cash was $19.6 million as of December 31, 2015. Cash outflow from operations in 2015 was $18.3 million compared to $15.0 million in 2014.   The increase in the operating cash outflow was driven primarily by increased investment in sales and marketing, clinical affairs and research and development.

ANNUAL MEETING OF STOCKHOLDERS

The Company announced that the 2016 annual meeting of stockholders will be held at the Company’s headquarters in Richmond, California on Tuesday, May 24, 2016. In addition, the Company announced that April 8, 2016 has been fixed as the record date for determination of the stockholders of the Company entitled to notice of and to vote at the annual meeting of stockholders.

Conference Call

Management will host an investment community conference call today beginning at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. Investors interested in listening to the conference call may do so by dialing (877) 407-3036 for domestic callers or (201) 378-4919 for international callers (Conference ID: 13581989), or from the webcast on the “Investor Relations” section of the Company’s website at: www.eksobionics.com.

A replay of the call will be available beginning today at 4:30 p.m. PT / 7:30 p.m. ET through midnight ET on March 15, 2016. To access the replay, dial (877) 660-6853 or (201) 612-7415 and reference Conference ID: 13581989. The webcast will also be available on the Company’s website for one month following the completion of the call.

About Ekso Bionics

Since 2005, Ekso Bionics has been pioneering the field of robotic exoskeletons, or wearable robots, to augment human strength, endurance and mobility. The company’s first commercially available product, called Ekso, has helped thousands of people living with paralysis take millions of steps not otherwise possible. By designing and creating some of the most forward-thinking and innovative solutions for people looking to augment human capabilities, Ekso Bionics is helping people rethink current physical limitations and achieve the remarkable.

Ekso Bionics is headquartered in Richmond, CA and is listed on the OTC QB under the symbol EKSO. www.eksobionics.com

Forward Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, (ii) a projection of financial results, financial condition, capital expenditures, capital structure or other financial items, (iii) the Company’s future financial performance and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain adequate financing to fund the Company’s operations and necessary to develop or enhance our technology, the significant length of time and resources associated with the development of the Company’s products, the Company’s failure to achieve broad market acceptance of the Company’s products, the failure of our sales and marketing organization or partners to market our products effectively, adverse results in future clinical studies of the Company’s medical device products, the failure to obtain or maintain patent protection for the Company’s technology, failure to obtain or maintain regulatory approval to market the Company’s medical devices, lack of product diversification, existing or increased competition, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC. To learn more about Ekso Bionics please visit us at www.eksobionics.com. The Company does not undertake to update these forward-looking statements.

# # #

Media Contacts:

Ekso Bionics

Heidi Darling

Director of Marketing Communications

510-984-1761 x317

hdarling@eksobionics.com

Investor Contact:

Debbie Kaster

415-706-5530

investors@eksobionics.com

       Condensed Consolidated Statements of Operations

      (In thousands, except per share amounts)

	Three months ended		Years ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenue:
Medical devices	$1,124	$918	$4,252	$2,924
Engineering services	819	562	4,409	2,403
Total revenue	1,943	1,480	8,661	5,327

Cost of revenue:
Medical devices	1,063	638	3,926	2,048
Engineering services	1,074	288	3,556	1,720
Total cost of revenue	2,137	926	7,482	3,768

Gross profit	(194)	554	1,179	1,559

Operating expenses:
Sales and marketing	2,504	2,063	9,258	7,085
Research and development	2,042	1,304	6,480	3,868
General and administrative	1,912	2,046	7,002	7,400
Total operating expenses	6,458	5,413	22,740	18,353

Loss from operations	(6,652)	(4,859)	(21,561)	(16,794)

Other income (expense):
Interest expense	(3)	(2)	(13)	(435)
Warrant issuance expense	(487)	-	(487)	-
Gain (loss) on warrant liability	2,505	(15,279)	2,505	(16,485)
Interest income	2	2	11	6
Other expense, net	(10)	(17)	(45)	(61)
Total other income (expense), net	2,007	(15,296)	1,971	(16,975)

Net loss	(4,645)	(20,155)	(19,590)	(33,769)

Less: Preferred deemed dividend	4,655	-	4,655	-
Net loss applicable to common shareholders	$(9,300)	$(20,155)	$(24,245)	$(33,769)

Basic net loss per share	$(0.09)	$(0.23)	$(0.24)	$(0.43)
Diluted net loss per share	$(0.09)	$(0.23)	$(0.26)	$(0.43)
Weighted average common shares outstanding:
Basic	102,828	88,118	102,241	78,264
Diluted	102,828	88,118	102,265	78,264

Ekso Bionics Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,
	2015	2014
Assets
Current assets:
Cash	$19,552	$25,190
Accounts receivable	2,069	1,549
Inventories, net	1,056	622
Prepaid expenses and other current assets	436	388
Deferred cost of revenue, current	2,088	1,551
Total current assets	25,201	29,300
Property and equipment, net	2,625	2,102
Deferred cost of revenue	2,502	2,017
Intangible assets, net	1,584	55
Goodwill	189	-
Other assets	97	-
Total assets	$32,198	$33,474

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,694	$783
Accrued liabilities	1,885	2,378
Deferred revenues, current	3,960	3,412
Capital lease obligation, current	80	41
Total current liabilities	8,619	6,614
Deferred revenues	4,613	3,895
Warrant liability	9,195	-
Contingent consideration liability	768	-
Other non-current liabilities	195	165
Total liabilities	23,390	10,674
Commitments and contingencies
Stockholders’ equity:
Preferred stock	-	-
Common stock	105	102
Additional paid-in capital	100,094	94,499
Accumulated deficit	(91,391)	(71,801)
Total stockholders’ equity	8,808	22,800
Total liabilities and stockholders’ equity	$32,198	$33,474